EXHIBIT B-1

          FORT MARTIN UNIT NO. 2 CONSTRUCTION AND OPERATING

AGREEMENT, dated December 30, 1965, among MONONGAHELA POWER

COMPANY, a West Virginia corporation ("Monongahela"), THE

POTOMAC EDISON COMPANY, a Maryland corporation ("Potomac"),

and WEST PENN POWER COMPANY, a Pennsylvania corporation

("West Penn"),



                         WITNESSETH:



1.   Station.

          Monongahela, Potomac, and West Penn (the

"Companies") hereby provide for the construction and

operation of the second unit of approximately 500,000 kw

name plate capacity of a steam electric generating station

in Monongalia County, West Virginia, to be owned by the

Companies as tenants in common with undivided ownership

interests of Monongahela 20 %, Potomac 30%, and West Penn

50% (their respective "Ownership Shares"), all as

contemplated in the deed dated December 30, 1965 (the

"Deed") from Monongahela to Potomac and West Penn.  Said

second unit, the interests of the Companies in all renewals,

replacements, and additions in respect of said second unit,

50% of all undivided ownership interests in the Common

Facilities referred to in the Deed, and 50% of all undivided ownership interests in all renewals, replacements, and

additions in respect of said Common Facilities are together

hereinafter called the "Second Unit".  The provisions of

this Agreement are intended, as contemplated in the Deed, to establish among the Companies more detailed provisions and

procedures for carrying out provisions of the Deed.

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     2.   Construction.

          Construction of the Second Unit shall be carried

out by the Companies under the general supervision and

direction of a Construction Committee, which shall be the

Allegheny Power System Fort Martin Construction Committee.

          The Companies intend to use their best efforts

toward the end that the construction of the Second Unit will be completed, and full-scale operation commenced, on or

before May 1, 1969.

          The Companies shall, with reasonable expedition,

enter into contracts (which may be purchase order contracts)

providing for (a) the purchase of materials, equipment and

services for, and construction of, the Second Unit and (b)

insurance to insure all work under construction against

risks usually insured against for such work.  Each such

contract shall provide, among other things, that the

performance of the contract shall be for the account of, and the charges therefor shall be billed to, and paid by the

Companies in proportion to their respective Ownership Shares and that the invoices for such billing (contractor's invoice or invoices) shall be submitted in the names of the

Companies.

          Books of account and records containing details of

the items of cost applicable to the construction of the

Second Unit shall be kept under the supervision of the

Construction Committee and shall be open to examination at

any time by any Company or its representatives.

          The Construction Committee shall cause the

Companies to be furnished with counterparts of such books of account and records as they may request.  The basic books of account and records shall be turned over to and maintained

by the Operating Company referred to in Section 3.

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     3.   Operation and Maintenance.

          The Second Unit shall be operated and maintained

in accordance with good utility operating practice.

          The Companies shall establish an Operating

Committee, consisting of one member appointed by each

Company, for the purpose of establishing policies for the

operation and maintenance of the Second Unit.  The Operating

Committee shall meet at the call of any member.

          The Second Unit will be operated and maintained by

one of the Companies (the "Operating Company") in accordance with policies to be established by the Operating Committee.

Until otherwise agreed by all the Companies, Monongahela

shall be the Operating Company.  The Operating Company shall not be liable in respect of operation or maintenance except

for its gross negligence or willful misconduct.  The

Operating Company shall keep books of account and records

containing details of the items of cost applicable to the

operation and maintenance of the Second Unit.  Such books of account and records shall be open to examination at any time by any Company or its representatives.  The Operating

Company shall furnish the Companies with counterparts of

such books of account and records as they may request.

4.   Renewals, Replacements, Additions and Retirements.

          Renewals and replacements necessary for the

operation of the Second Unit shall be made as required by

good utility operating practice.  Other renewals and

replacements and any additions to the Second Unit may be

made only by agreement of all the Companies.  Retirements,

sales and other dispositions of Second Unit property shall

be effected only in a

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manner consistent with the Companies' respective mortgage

indentures, if any.  Renewals, replacements, additions, and

retirements (and related dispositions and sales) shall be

effected by the Operating Company subject to the policies

established by the Operating Committee.

5.   Title to Property.

          Title to all property acquired or constructed in

connection with the Second Unit (including without

limitation property acquired for use or consumption in

connection with its construction, operation or maintenance)

shall be in the Companies as tenants in common in proportion to their Ownership Shares.  Construction, acquisitions and

purchases shall be made in such manner that title shall vest in accordance with the foregoing.

6.   Power and Energy.

          Subject to Section 9, each Company shall at all

times have full ownership of and available to it at the

Second Unit the portion of the generating capability of the

Second Unit and the energy associated therewith,

corresponding to its Ownership Share.

          Each Company shall keep the Operating Company

informed as to the amount of power it requires to be

generated for it.

          Subject to its capability and to necessary or

unavoidable outages, the Second Unit shall be operated so as to produce an output equal to the sum of the power

requirements of the Companies therefrom.

7.   Expenditures.

          All expenditures in respect of the Second Unit

shall be accounted for in accordance with the Uniform System of Accounts

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prescribed by the Federal Power Commission for Public

Utilities and Licensees (Class A and B Electric Utilities)

as in effect on the date of this Agreement.

          All expenditures (including without limitation all

expenditures for administration, labor, payroll taxes,

employee benefits, maintenance, materials, research and

development, supplies and services), except those in respect of the aforesaid Common Facilities, for the construction,

operation and maintenance (excluding fuel) of the Second

Unit and for renewals, replacements, additions and

retirements in respect thereof shall be shared by the

Companies in proportion to their Ownership Shares.  One-half of all such expenditures in respect of the aforesaid Common

Facilities shall be shared by the Companies (in their

capacities as Second Unit owners) in proportion to their

Common Facilities Ownership Shares as defined in

subparagraph 1 of the Deed.  All expenditures in respect of

the Second Unit properly chargeable to account 501 (Fuel) of such Uniform System of Accounts for any period shall be

shared by the Companies pro rata according to the total

kilowatthours of energy respectively taken by them from the

Second Unit during such period.

          Interest charges on borrowed funds, income taxes,

and property, business and occupation and like taxes, of

each Company shall be borne entirely by such Company;  and

such items, as well as depreciation, amortization, and

interest charged to construction, shall not be deemed

expenditures for purposes of this Section.

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8.   Joint Account.

          The Companies shall maintain one or more joint

accounts (collectively, the "Joint Account") in a bank or

banks agreed upon by them.  All expenditures referred to in

the second paragraph of Section 7 shall be paid out of the

Joint Account.

          From time to time the Construction Committee or

the Operating Company may request the Companies to advance

to the Joint Account such amount as is then needed for cash

working capital.  Within ten days thereafter the Companies,

pro rata according to their respective Ownership Shares,

shall deposit in the Joint Account the amount specified in

such request.

          As promptly as practicable after the end of each

month, the Construction Committee or the Operating Company

shall send to each of the Companies a statement in

reasonable detail of all expenditures for such month and the amount of each Company's share thereof.  Within ten days

after its receipt of such statement, each Company shall

deposit its share in the Joint Account

          The Construction Committee or Operating Company

shall cause to be drawn against the Joint Account, and to be delivered, checks or drafts in the names of the companies in payment of expenditures.  Funds shall be disbursed from the

Joint Account in accordance with sound accounting and

disbursement procedures.  All persons authorized to handle

or disburse funds from the Joint Account shall be bonded in

favor of Monongahela, Potomac, and West Penn, as their

respective interests may appear, for not less than $500,000.

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9.   Default.

          During any period that a Company is in default in

whole or in part in making the most recent deposit in the

Joint Account then required under this Agreement, (a) such

Company shall be entitled to no energy from the Second Unit

(but shall be obligated to pay any damages to the non-

defaulting Companies resulting from the default) and (b) the non-defaulting Companies shall be entitled to all of the

energy from the Second Unit in proportion to their Ownership

Shares.  No such default shall affect any Company's

ownership interest, or any Company's obligations under

Sections 7 and 8.

10.  Arbitration.

          The Companies hereby declare their intention and

agree that any controversy arising out of or relating to

this Agreement or the Deed, or the breach of either thereof,

shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and that judgment

upon the award rendered by the arbitrator may be entered in

any court having jurisdiction thereof.

11.  Term of Agreement.

          This Agreement shall continue in full force and

effect for a period of forty-four years from the date hereof and for such longer period as the Companies shall by mutual

agreement continue to operate the Second Unit.  Termination

of this Agreement shall not terminate the provisions of

Section 10.

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     12.  Amendment.

          This Agreement may be amended from time to time or

canceled at any time by an instrument or instruments in

writing signed by all of the Companies (or their successors

or assigns).

13.  Successors and Assigns.

          This Agreement shall inure to the benefit of and

bind the successors and assigns of the parties hereto, but

it may be assigned in whole or in part only in connection

with transfer to the assign of a corresponding ownership

interest in the Second Unit.



          IN WITNESS WHEREOF each of the parties has caused

this Agreement to be duly executed.



                              MONONGAHEAL POWER COMPANY




                             By_________/S/_____________
                                   President


                              THE POTOMAC EDISON COMPANY




                           By__________/S/_______________
                                   President



                              WEST PENN POWER COMPANY




                          By___________/S/_______________
                                   President